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                                                                 EXHIBIT 4.07(c)

         The Registrant is not filing the complete text of the Subordinated Second Amended and Restated Security Agreement dated as of July 21, 1995 (the "Subordinated Security Agreement") between the Registrant and Society National Bank, as Collateral Agent, inasmuch as such text is substantially identical to the text of the Second Amended and Restated Security Agreement dated as of July 21, 1995 (the "Senior Security Agreement") between the Registrant and Society National Bank, as Collateral Agent (included as an exhibit to the Registrant's Quarterly Report on Form 10-Q (No. 0-15994) for the quarter ended July 31, 1995, and incorporated herein by reference). The principal differences between the Senior Security Agreement and the Subordinated Security Agreement are as follows:

                 (i) The Subordinated Security Agreement defines the obligations secured as follows:

                          "Obligations" shall mean any and all existing and
                 future liabilities, indebtedness and obligations represented by each of the Term Notes (as defined in the Third Amended and Restated Credit Agreement), owing from time to time by Grantor to each and every present or future Lender, Co-Agent or the Collateral Agent under the Third Amended and Restated Credit Agreement or any Debt Document, and to the present or future Collateral Agent under any of the Loan Documents (as defined in the Third Amended and Restated Credit Agreement), including without limitation, all fees, costs, expenses, court costs, attorneys' fees and expenses, and the like covered by any of the foregoing.

                 (ii) The Subordinated Security Agreement includes an additional paragraph 2(d) as follows:

                          (d) Subordination. Subject to and in accordance with the terms of the Intercreditor Agreement, the security interest and Lien granted hereby are subject to and subordinate to the security interest and Lien granted pursuant to the Senior Security Agreement and the obligations secured thereby.

                 (iii) Various references throughout the Subordinated Security Agreement recognize the existence of the prior security interest and Lien granted pursuant to the Senior Security Agreement.